                                                                    Exhibit 10.3

                                 March 28, 2003


FEDERAL EXPRESS

Mr. Matthew H. O'Toole
President and Chief Executive Officer
The Hockey Company
3500 Blvd. de Maisonneuve Ouest
Suite 800
Westmount, Quebec  H3Z 3C1
Canada

                  Re:  NHL LICENSE FOR AUTHENTIC JERSEYS FOR 30
                       TEAMS AND OTHER PRODUCTS - 2004-2014

Dear Matt:

This letter agreement (together with the exhibits attached hereto, the "AGREEMENT") will confirm the agreement and understanding between NHL Enterprises, L.P., NHL Enterprises Canada, L.P. and NHL Enterprises B.V., on the one hand (collectively, "NHLE"), and Sport Maska Inc., Maska U.S., Inc., Jofa AB, KHF Finland Oy (the preceding four parties being hereinafter referred to collectively as "THC"), The Hockey Company, and, subject to Paragraph B.1.d below, The Hockey Company Holdings Inc. ("HOLDINGS"), on the other hand, with respect to the license agreement for the Term (as defined below) for authentic and replica jerseys and certain other products (the "LICENSE"). NHL Enterprises, L.P. and NHL Enterprises Canada, L.P. shall hereinafter be referred to individually as "NHLE US" and "NHLE CANADA," respectively. All amounts set forth herein are in United States dollars.

A.  THC PUBLIC OFFERING.

1. In the event that Holdings undertakes a public offering of its securities (the "THC PUBLIC OFFERING") and the THC Public Offering closes before September 1, 2003 (the date of such closing being hereinafter referred to as the "CLOSING DATE"), then:

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Mr. Matthew H. O'Toole                 2                          March 28, 2003

     a. Within three (3) business days following the Closing Date, THC shall pay to NHLE a fee of thirty million dollars ($30,000,000) (the "LONG TERM CONTRACT COMMITMENT FEE"), which payment shall be made via wire transfer in immediately available funds to the following accounts, unless specified otherwise in writing by NHLE:

          i.   THC shall pay * million dollars ($ * ) to:

               Account Name:    NHL Enterprises, L.P.
               Bank:             *
               Address:          *
                                 *
               ABA number:       *
               Account number:   *

          ii.  THC shall pay  *  million dollars ($ * ) to:

               Account Name:    NHL Enterprises Canada, L.P.
               Bank:             *
               Address:          *
                                 *
                                 *
               Bank I.D.:        *
               Branch:           *
               Account number:   *

     b. The Letter Agreement, dated February 15, 2001, as amended, between NHLE and THC regarding an NHL license for authentic jerseys for 30 teams and other products, together with the exhibits attached thereto (the "2001 LICENSE"), shall be deemed to be terminated in all respects and be of no further force or effect as of June 30, 2004; PROVIDED that THC shall have paid to NHLE the Long Term Contract Commitment Fee in accordance with Paragraph A.1.a above; PROVIDED FURTHER, that the indemnification and other provisions of the 2001 License which by their terms survive termination or expiration of the 2001 License shall survive such termination and shall remain in full force and effect and be binding on THC and its successors (such obligations being hereinafter

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Mr. Matthew H. O'Toole                 3                          March 28, 2003

          referred to as the "2001 CONTINUING OBLIGATIONS"). THC hereby acknowledges and agrees that the 2001 Continuing Obligations shall be deemed for all purposes to be obligations under this Agreement and the 2001 Continuing Obligations shall be due as provided under the 2001 License.

          Further, in accordance with the terms of the 2001 License, no later than fifteen (15) days prior to the expiry date of the letter of credit required under the 2001 License and issued in favor of NHLE US, on behalf of NHLE, and existing as the date hereof (the "EXISTING LETTER OF CREDIT"), THC shall cause to be delivered to NHLE a letter of credit (the "REPLACEMENT LETTER OF CREDIT") in replacement of the Existing Letter of Credit. THC hereby agrees that the Replacement Letter of Credit shall be issued to NHLE US, on behalf of NHLE, by a bank reasonably acceptable to NHLE and having a corresponding branch in Montreal, New York or Toronto, and agrees that the terms of the Replacement Letter of Credit shall contain the provisions required by the 2001 License and shall also provide for an expiry date of no earlier than June 30, 2004. NHLE hereby agrees that, provided that THC shall have paid to NHLE the Long Term Contract Commitment Fee in accordance with Paragraph A.1.a above and shall have delivered to NHLE the Letter of Credit in accordance with Paragraph B.6.d below and EXHIBIT K attached hereto, on the Commencement Date (as defined in Paragraph B.2 below), NHLE shall execute and deliver to THC's bank a notice of termination of the Replacement Letter of Credit.

     c. Upon THC's payment to NHLE of the Long Term Contract Commitment Fee in accordance with Paragraph A.1.a above, Section B of this Agreement shall become effective.

2. In lieu of undertaking the THC Public Offering, THC may, with the prior written consent of NHLE, pay the Long Term Contract Commitment Fee from other sources available to it. First, THC must provide NHLE with written notice, not later than September 1, 2003, specifying its plans for payment from such other sources. NHLE shall then have twenty (20) days from receipt of such notice to provide or withhold in writing its consent to THC's plans. During this

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Mr. Matthew H. O'Toole                 4                          March 28, 2003

thirty-day period, THC shall promptly provide NHLE with any reasonably requested information or documentation relating to its plans. If NHLE provides its consent, THC shall then pay the Long Term Contract Commitment Fee to NHLE in accordance with Paragraph A.1.a above by the later of twenty (20) days following the date of THC's receipt of such consent and September 30, 2003, in which event such payment shall, for all purposes of this Agreement, be deemed to be payment of the Long Term Contract Commitment Fee.

3. For clarity, failure by THC to deliver the Letter of Credit in accordance with the terms of Paragraph B.6.d of this Agreement and Exhibit K attached hereto shall entitle NHLE, upon five (5) days prior written notice, to draw the full remaining balance of the Existing Letter of Credit or Replacement Letter of Credit, as the case may be.

B.   LICENSE.

1.   GRANT OF RIGHTS.

     a. NHLE shall grant to THC an exclusive license, except where indicated on EXHIBIT A attached hereto that the license for a particular product is not exclusive, to manufacture, sell and market certain NHLE products (the "PRODUCTS") under several different brand names, all as described in such EXHIBIT A, subject to and in accordance with the terms set forth herein, including without limitation the terms of NHLE's Standard Terms and Conditions as set forth on EXHIBIT B attached hereto (the "STANDARD TERMS AND CONDITIONS").

     b. The terms of the letter agreement, dated May 11, 2000 (a copy of which is attached hereto as EXHIBIT C), between the parties regarding logo placement and size, shall remain in effect through the Term; PROVIDED, HOWEVER, that THC shall have the right, subject to receipt of NHLE's written approval, twice during the Term to rebrand the jersey Products using a hockey-related brand controlled by THC.

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Mr. Matthew H. O'Toole                 5                          March 28, 2003


     c.   To the extent that any of the rights set forth in clauses (i), (ii) or
          (iii) below (the "ADDITIONAL RIGHTS") become available during the Term through the expiration or termination of NHLE's agreement for such rights with another supplier, and if NHLE is not contemplating renewing such agreement with such supplier, NHLE shall notify THC of such fact, and upon THC's request, NHLE shall negotiate in good faith with THC for at least thirty (30) days to conclude an agreement for such rights. The Additional Rights are: (i) * ; (ii) * ; and
          (iii)  * .

     d. Sport Maska Inc., Maska U.S., Inc., Jofa AB, KHF Finland Oy, The Hockey Company and The Hockey Company Holdings Inc. shall be jointly and severally liable for the obligations of THC under the License and this Agreement; PROVIDED, HOWEVER, that in the event that the THC Public Offering does not close before September 1, 2003, The Hockey Company Holdings Inc. shall cease to be a party to this Agreement and shall have no liability hereunder.

2. TERM. The term ("Term") of the License and this Agreement shall be from July 1, 2004 (the "Commencement Date") through June 30, 2014, or as may be extended in accordance with Paragraph B.17 below. Notwithstanding the foregoing, if THC shall not have paid the Long Term Contract Commitment Fee to NHLE in accordance with Paragraph A.1 or A.2 above, the License and this Agreement shall be null and void, with no further force and effect, in which event the 2001 License shall remain in effect and continue in accordance with the terms thereof. Each period from July 1 of a particular year of the Term though June 30 of the next succeeding year of the Term shall hereinafter be referred to as a "License Year."

3.  TERRITORY. Worldwide.

4.  TEAM ALLOCATION. All 30 NHL member teams.

5. ROYALTIES. THC shall pay to NHLE as royalties the percentages (each such percentage, a "ROYALTY RATE") of Net Sales (as such term is defined in Section 2(g) of the Standard Terms and Conditions) set forth below for the following Product groups (as such Product groups are defined on EXHIBIT A attached hereto) and

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Mr. Matthew H. O'Toole                 6                          March 28, 2003

the following time periods. A list of Royalty Rates by individual Product is set forth in SCHEDULE 1 TO EXHIBIT A:

     a.   for the period from July 1, 2004 through June 30, 2008:

          i.     Authentic jersey Products and Center Ice Products:  * %
          ii.    Replica jersey Products:  * %
          iii.   Named/Numbered Jerseys:   * %
          iv.    Licensed Blank Jerseys:   * %
          v. player-identified Fan Apparel and Vintage Apparel: a royalty rate (the "NHLPA ROYALTY RATE") equal to * , but not less than * %
          vi.    all other Products:  * %

     b.   for the period from July 1, 2008 through June 30, 2010:

          i.     Authentic jersey Products and Center Ice Products:  * %
          ii.    Replica jersey Products:  * %
          iii.   Named/Numbered Jerseys:   * %
          iv.    Licensed Blank Jerseys:   * %
          v. player-identified Fan Apparel and Vintage Apparel: * , but not less than * %
          vi.    all other Products:  * %

     c.   for the period from July 1, 2010 through June 30, 2014:

          i.     Authentic jersey Products and Center Ice Products:  * %
          ii.    Replica jersey Products:  * %
          iii.   Named/Numbered Jerseys:   * %
          iv.    Licensed Blank Jerseys:   * %
          v. player-identified Fan Apparel and Vintage Apparel: * , but not less than * %
          vi.    all other Products:  * %

THC shall submit royalty reports for sales of all Products for each month during the Term by the 20th day of the following month, in accordance with Section 4 of the Standard Terms and Conditions, together with Royalty Payments (as

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Mr. Matthew H. O'Toole                 7                          March 28, 2003

defined in Section 2(h) of the Standard Terms and Conditions) for sales of Licensed Blank Jerseys. Except as provided in Paragraph B.6.f below, THC shall not be obligated to make monthly Royalty Payments on sales of Products other than Licensed Blank Jerseys.

6. ADDITIONAL LICENSE FEE, CASH ROYALTY GUARANTEES AND EARNED ROYALTIES. THC shall pay the following amounts to NHLE on or before the dates set forth below and shall be subject to the following terms and conditions:

     a. An additional license fee of $ * (the "ADDITIONAL LICENSE FEE"), which shall be in addition to, and shall not be credited towards, the Cash Royalty Guarantees (as defined below) or any other obligations of THC under this Agreement. THC shall pay the Additional License Fee in the following annual amounts, which in each case shall be delivered in twelve (12) equal installments on the first day of each month of the applicable License Year, commencing with the first such payments for the 2004-2005 License Year due and payable on July 1, 2004:

          i. for the 2004-2005 License Year: $ * to NHLE US and $ * to NHLE Canada;
          ii. for the 2005-2006 License Year: $ * to NHLE US and $ * to NHLE Canada;
          iii. for the 2006-2007 License Year: $ * to NHLE US and $ * to NHLE Canada;
          iv. for the 2007-2008 License Year: $ * to NHLE US and $ * to NHLE Canada;
          v. for the 2008-2009 License Year: $ * to NHLE US and $ * to NHLE Canada; and
          vi. for the 2009-2010 License Year: $ * to NHLE US and $ * to NHLE Canada.

     b.   [Intentionally omitted.]

     c. As set forth on EXHIBIT E attached hereto, a guaranteed minimum payment for each License Year (the "CASH ROYALTY GUARANTEE"). THC shall pay the Cash Royalty Guarantee in twelve (12) equal

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Mr. Matthew H. O'Toole                 8                          March 28, 2003

          installments on the first day of each month of the applicable License Year, commencing with the first such payment for the 2004-2005 License Year due and payable on July 1, 2004;

     d. As partial security for THC's obligation to pay the Cash Royalty Guarantees, the Additional License Fee and the 2001 Continuing Obligations, THC shall deliver to NHLE US on or prior to June 10, 2004 an irrevocable standby letter of credit for the benefit of NHLE US, on behalf of NHLE, in the amount of $ * million, issued by a bank reasonably acceptable to NHLE and having a corresponding branch in Montreal, New York or Toronto, in a form acceptable to and previously approved by NHLE and THC's bank (as defined on EXHIBIT K attached hereto, the "LETTER OF CREDIT"). The terms of the Letter of Credit and the rights and obligations of the parties in connection therewith are set forth on EXHIBIT K attached hereto;

     e. For each License Year, royalties earned on Net Sales (as defined in EXHIBIT B hereto) (such royalties on Net Sales being hereafter referred to as "EARNED ROYALTIES") during such License Year for all Products except Licensed Blank Jerseys shall be credited towards the Cash Royalty Guarantee due for such License Year. No other amounts shall be credited towards the Cash Royalty Guarantees due hereunder. For clarity, Earned Royalties for Licensed Blank Jerseys shall not be credited towards the Cash Royalty Guarantees and shall be paid to NHLE as Royalty Payments on a monthly basis, as provided in Paragraph B.5 above and in accordance with Section 4 of the Standard Terms and Conditions;

     f. For each License Year, all Earned Royalties for all Products except Licensed Blank Jerseys which shall be in excess of the amount set forth below for such License Year (each such amount, a "ROYALTY TARGET"), which excess Earned Royalties shall be paid to NHLE within thirty (30) days following the end of the applicable License Year. Earned Royalties in excess of the Royalty Target for a particular License Year shall be in addition to, and shall not be credited towards, the Cash Royalty Guarantees or any other

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Mr. Matthew H. O'Toole                 9                          March 28, 2003

          obligations of THC under this Agreement. The Royalty Target for each License Year shall be as follows:

          i.     for the 2004-2005 License Year:    $   *
          ii.    for the 2005-2006 License Year:    $   *
          iii.   for the 2006-2007 License Year:    $   *
          iv.    for the 2007-2008 License Year:    $   *
          v.     for the 2008-2009 License Year:    $   *
          vi.    for the 2009-2010 License Year:    $   *
          vii.   for the 2010-2011 License Year:    $   *
          viii.  for the 2011-2012 License Year:    $   *
          ix.    for the 2012-2013 License Year:    $   *
          x.     for the 2013-2014 License Year:    $   *

          For clarity, except as provided in Paragraph B.17, in no event shall Earned Royalties accruing in a License Year for all Products except Licensed Blank Jerseys be payable under this Agreement if the amount thereof is equal to or less than the amount of the Royalty Target with respect to such License Year.

     g. Notwithstanding anything to the contrary contained elsewhere herein, none of the following payments or amounts, to be paid by THC to NHLE or to be paid by THC to the NHL teams or to be spent by THC, shall be subject to offset, reduction or repayment by or to THC for any reason:

          i. the Long Term Contract Commitment Fee, as provided in Paragraph A.1.a, which payment shall be fully earned upon receipt by NHLE;

          ii.  the Additional License Fee, as provided in Paragraph B.6.a;

          iii. the Cash Royalty Guarantees, as provided in Paragraph B.6.c, except that such payments may be reduced, among other things, solely in accordance with Paragraphs B.16 or B.17 of the Agreement, or Section 11(a)(vi) of EXHIBIT B attached hereto, or offset and reduced solely in accordance with Section 11(f) of EXHIBIT B;

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Mr. Matthew H. O'Toole                 10                         March 28, 2003


          iv. Earned Royalties for Licensed Blank Jerseys, as provided in Paragraph B.6.e, except that such payments may be offset and reduced solely in accordance with Section 11(f) of EXHIBIT B;

          v. for a particular License Year, Earned Royalties for all Products except Licensed Blank Jerseys in excess of the Royalty Target for such License Year, as provided in Paragraph B.6.f, except that such payments may be offset and reduced solely in accordance with
               Section 11(f) of EXHIBIT B;

          vi. the $ * funding for the NHL/THC Design Center, as provided in Paragraph B.7, except that the parties may consider a reduction of such amount in accordance with Paragraph B.7;

          vii. the $ * credit for NHLE's purchase of THC Products, as provided in Paragraph B.12.c.ii;

          viii. the  *  Fee and the  *  Fee, as provided in Paragraph
                * , except that such payments may be offset and reduced
               solely in accordance with Section 11(f) of EXHIBIT B;

          ix. the League Marketing Commitment, as provided in Paragraph B.8, except that such spending may be reduced, among other things, solely in accordance with Paragraphs B.16 or B.17 of the Agreement, or Section 11(a)(vi) of EXHIBIT B;

          x. the Team Marketing Commitments, as provided in Paragraph B.9, except that such payment may be reduced, among other things, solely in accordance with Paragraphs B.16 or B.17 of the Agreement, or Section 11(a)(vi) of EXHIBIT B.

7. NHL/THC DESIGN CENTER. As soon as practicable following the Closing Date, and at its own expense and in consultation with NHLE, THC shall create and operate for the duration of the Term an NHL/THC Design Center, which shall work on product design and innovation. THC shall staff the NHL/THC Design Center with at least five (5) product and graphic designers. The NHL/THC Design Center will offer design services to the NHL teams at discount rates. For the period from July 1, 2004 through June 30, 2006, THC will spend a

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Mr. Matthew H. O'Toole                 11                         March 28, 2003

minimum of $ * to fund the NHL/THC Design Center, which amount shall be in addition to, and shall not be credited towards, the Cash Royalty Guarantees or any other obligations of THC under this Agreement; PROVIDED, HOWEVER, that the parties will consider a reduction of such amount in the event that during a particular License Year there occur any Missed Games (as defined below). Any trademark, copyright or other property rights arising from any creation and/or design of NHL Indicia (as defined in Section 2(k) of EXHIBIT B attached hereto) by employees or independent contractors of the NHL/THC Design Center, regardless of whether such designs are actually used on Licensed Products, shall be governed by the Standard Terms and Conditions, including but not limited to Sections 3(k) and 3(l).

8. GENERAL LEAGUE MARKETING COMMITMENT. During each License Year, THC shall spend a minimum of $ * on NHL marketing (which, for these purposes, shall mean media and production purchases and/or subsidization of NHL retail activation programs for the purpose of growing consumer sales of THC's NHLE-licensed products), as mutually agreed upon by NHLE and THC (the "LEAGUE MARKETING COMMITMENT"). The League Marketing Commitment shall be in addition to, and shall not be credited towards, the Cash Royalty Guarantees or any other obligations of THC under this Agreement.

9. TEAM MARKETING COMMITMENTS. During each License Year, THC shall spend the amounts set forth below with each NHL team on team marketing (each, a "TEAM MARKETING COMMITMENT"). The Team Marketing Commitments shall be in addition to, and shall not be credited towards, the Cash Royalty Guarantees or any other obligations of THC under this Agreement. * . The Team Marketing Commitments for each License Year on an aggregate and a per-team basis are as follows:

     a.   for the 2004-2005 License Year: $ *  million/$ *  per team
     b.   for the 2005-2006 License Year: $ *  million/$ *  per team
     c.   for the 2006-2007 License Year: $ *  million/$ *  per team
     d.   for the 2007-2008 License Year: $ *  million/$ *  per team
     e.   for the 2008-2009 License Year: $ *  million/$ *  per team
     f.   for the 2009-2010 License Year: $ *  million/$ *  per team
     g.   for the 2010-2011 License Year: $ *  million/$ *  per team
     h.   for the 2011-2012 License Year: $ *  million/$ *  per team

Mr. Matthew H. O'Toole                 12                         March 28, 2003

     i.   for the 2012-2013 License Year: $ *  million/$ *  per team
     j.   for the 2013-2014 License Year: $ *  million/$ *  per team


THC shall negotiate with each team a marketing agreement covering the marketing assets to be delivered in consideration for the Team Marketing Commitment for a particular License Year. Such team marketing assets will be valued at the team's then-prevailing rates (which shall mean, with respect to each such asset, the best price at which THC would be able to purchase such asset, on a stand-alone basis and not as part of a package, on the open market through THC's media buying agency).

To the extent that, after it has negotiated in good faith with a particular team, THC fails to agree on the marketing assets to be delivered to THC for a particular License Year, THC may elect to "rollover" to one or more future License Years the team's delivery of the marketing assets; PROVIDED, HOWEVER, that THC's marketing agreement with such team must specify the marketing assets to be delivered in such future License Years; PROVIDED FURTHER that THC may not "rollover" to a future License Year its delivery of the Team Marketing Commitment (I.E., THC must deliver the * to the team in each License Year). Any marketing assets "rolled over" to a particular License Year shall be in addition to the marketing assets otherwise required to be delivered for such License Year.

To the extent that, after it has negotiated in good faith with a particular team, THC fails to agree on the "rollover" of marketing assets for a particular License Year, NHLE will, upon written request from THC, work with THC and the team to reach agreement. In the extraordinary circumstance that, after working with NHLE, THC remains unable to reach agreement with the team, NHLE will deliver NHLE-controlled marketing assets to THC to make up the difference between the marketing assets provided by the team and the Team Marketing Commitment for such License Year; PROVIDED, HOWEVER, that NHLE shall not be required to deliver in the aggregate more than $ * in value of NHLE-controlled marketing assets in any one License Year, regardless of the number of teams with which THC has failed to reach agreement; PROVIDED FURTHER that NHLE-controlled inventory shall be valued at NHLE's then-prevailing rates (which shall mean, with respect to each such asset, the best price at which THC would be

Mr. Matthew H. O'Toole                 13                         March 28, 2003

able to purchase such asset, on a stand-alone basis and not as part of a package, on the open market through THC's media buying agency).

10. [Intentionally omitted.]

11. PRODUCT PRODUCTION AND DELIVERY, AND MAINTENANCE OF PRODUCT INVENTORIES. For each License Year, THC shall meet the Product production deadlines set forth on EXHIBIT F attached hereto and the Product delivery deadlines set forth on EXHIBIT G attached hereto, and shall maintain the Product inventories set forth on EXHIBIT H attached hereto, subject to the conditions set forth in each such exhibit. Notwithstanding anything to the contrary contained elsewhere herein, during the last six (6) months of the last License Year of the Term, unless NHLE and THC have agreed in writing that the License will be renewed or extended, THC shall manufacture only such quantities of the Products which are to be sold at retail as are reasonably necessary to fulfill orders for delivery to be made during such last License Year.

12.  * .

     a. During the Term, THC shall be the exclusive supplier on-ice of practice jerseys and of jerseys and pants/shells for NHL on-ice officials (I.E., referees and linesmen), which products shall be produced under the Jofa brand name, and of Vintage jerseys, which Products shall be produced under the CCM brand name. Notwithstanding the foregoing, THC shall have the right, subject to receipt of NHLE's written approval, once during the Term to rebrand the above on-ice officials products using a hockey-related brand controlled by THC.

     b. THC agrees that during the Term THC will supply equipment to the NHL teams on terms consistent with the past practice of THC and the teams, including with respect to favorable pricing and delivery.

     c.   i.     NHLE shall grant THC the following rights to supply NHL players during NHL games with on-ice equipment bearing THC brand names
                 ("ON-ICE RIGHTS"). For each License Year of the Term, THC shall have On-Ice Rights in the equipment

Mr. Matthew H. O'Toole                 14                         March 28, 2003

                 categories listed below (the "DESIGNATED EQUIPMENT CATEGORIES") for the THC brand names designated below or the name of any THC sub-brand incorporating such brand names (the "DESIGNATED BRAND NAMES"). THC shall have the right, subject to receipt of NHLE's written approval, for any License Year to replace any Designated Brand Name with another hockey equipment brand name controlled by THC. The fee for the On-Ice Rights shall be * . In addition to the terms set forth in this Paragraph B.12.c, the On-Ice Rights will be subject to the terms set forth on EXHIBIT J attached hereto. On-Ice Rights for any other equipment (I.E., other than equipment in the Designated Equipment Categories bearing the Designated Brand Names, or a replacement therefor as provided above) will be subject to a separate fee and the execution of a separate agreement. The Designated Equipment Categories are: gloves, goalie masks, goalie equipment, goalie/player pants, shin pads, shoulder pads, elbow pads, helmets, visors, hockey sticks and skates. The Designated Brand Names are: CCM, Canadien, Heaton, Jofa, Koho and Titan.

          ii. * THC shall provide NHLE during each License Year of the Term with a $ * credit for the purchase of THC products at THC's wholesale price * , which credit is listed in Section 2.a of EXHIBIT G attached hereto. Such credit shall be in addition to, and shall not be credited towards, the Cash Royalty Guarantees or any other obligations of THC under this Agreement.

     d.   *


     e.   *

     f.   *

Mr. Matthew H. O'Toole                 15                         March 28, 2003

13. NHLE STOCK OPTIONS. Within fifteen (15) days following the execution of this Agreement, NHLE US shall enter into an option agreement (the "NHLE OPTION AGREEMENT"), in form and substance reasonably satisfactory to NHLE, with Holdings, pursuant to which Holdings shall, subject to the receipt of any Canadian regulatory approval which may be required, on the date thereof, grant to NHLE US or its designee options to purchase seventy-five thousand (75,000) common shares of Holdings the "NHLE OPTIONS" on the following general terms:

     a. Each NHLE Option shall be exercisable, at a price equal to the price first offered to the public in the THC Public Offering, for one (1) common share of Holdings.

     b. The NHLE Options shall vest in five (5) equal annual installments beginning on the one-year anniversary of the date of grant.

     c. All unexercised NHLE Options, whether or not vested, shall terminate immediately upon the termination of this Agreement by either party pursuant to the terms of the Agreement.

     d.   The NHLE Options shall expire on the last day of the Term.

     e. If any change is made to the common stock of Holdings (whether by stock dividend, stock split or reverse stock split, or otherwise), then THC shall preserve the value of the shares issuable upon exercise of the NHLE Options by adjusting the number of shares issuable per each NHLE Option to reflect such change to the common stock of Holdings and by making appropriate adjustments to the exercise price of the NHLE Options.

     f. Upon a change of control (as defined in the NHLE Option Agreement), the board of directors of Holdings shall determine whether all unvested NHLE Options shall vest on an accelerated schedule; PROVIDED that if unvested options to purchase common shares of Holdings that have been granted to any other party shall vest on an accelerated schedule upon such change of control, then the board of directors of Holdings shall determine that all

Mr. Matthew H. O'Toole                 16                         March 28, 2003


          unvested NHLE Options shall vest on the same accelerated schedule.

In the event that Holdings does not receive any required regulatory approval and is therefore not able to grant the NHLE Options to NHLE, the parties shall negotiate in good faith to agree to replace THC's obligations under this Paragraph B.13 with other obligations of comparable value.

14. QUALITY CONTROL, ETC. The Products and their manufacture, sale and marketing, as well as certain other terms and conditions, shall be subject to the Standard Terms and Conditions.

15. CHANGE OF CONTROL.

     a. THC shall, in the event of a proposed Change of Control (as defined below), request the prior written consent of NHLE, which consent shall not be unreasonably withheld. NHLE shall, within ten (10) business days of its receipt of a written request for such consent, either: (i) grant such consent in writing; or (ii) provide written reasons explaining its refusal to grant such consent. In the event that THC or the entity acquiring control is unable, within a reasonable period of time, to address such written reasons to the satisfaction of NHLE, acting reasonably, and the Change of Control is consummated, NHLE may terminate this Agreement and the License immediately upon delivery of notice to THC.

     b. "CHANGE OF CONTROL" shall mean: (i) any assignment, transfer or sublicense, other than any sublicense otherwise permitted under the terms of this Agreement, of the rights and obligations of THC under this Agreement and the License to any third party other than a subsidiary controlled by THC (such Change of Control also referred to herein as an "ASSIGNMENT"); or (ii) except in connection with the THC Public Offering, any transaction or series of transactions or any reorganization or similar event that results in any entity or person other than an entity or person presently having Effective Control (as defined below), including without limitation Wellspring Capital Management LLC, (x) acquiring more

Mr. Matthew H. O'Toole                 17                         March 28, 2003

          than 50% of the equity interest, voting power or economic interest of THC, (y) otherwise acquiring effective control of THC, whether by contract, operation of law or otherwise (the items in this clause (y) collectively, "EFFECTIVE CONTROL"), or (z) acquiring a substantial portion of the operating assets of THC necessary to carry on its business as presently conducted. For clarity, an Assignment of less than all of the rights and obligations under this Agreement and the License shall not be permitted.

     c. NHLE agrees that it shall act in good faith in making its determination under this Paragraph B.15 and may withhold consent to any Change of Control only if:

          i. the reputation of the proposed assignee, transferee, sublicensee, pledgee or purchaser, as the case may be (any such person being herein referred to as the "PROPOSED PARTY"), within the Proposed Party's business or industry, and, in the case of an Assignment, including the Proposed Party's reputation for offering quality and reliable services, is such that it would adversely affect the reputation of NHLE; or

          ii. the financial condition of the Proposed Party is such that it may materially impair the ability of THC to fulfill its obligations under this Agreement and the License, as reasonably determined by NHLE; or

          iii. in the case of an Assignment, the Proposed Party does not have the ability to fulfill the obligations of THC under this Agreement and the License as assigned, transferred or sublicensed to the Proposed Party.

          Notwithstanding the foregoing, THC shall not engage in or permit to occur a Change of Control if the Proposed Party, or any principal owner or any director, member of senior management, executive, or officer of the Proposed Party, (i) has publicly documented connections to legal or illegal gambling activity, (ii) has been convicted in a criminal action, or (iii) is listed on the side letter

Mr. Matthew H. O'Toole                 18                         March 28, 2003

          delivered to THC by NHLE on the date hereof regarding prohibited Proposed Parties.

     d. In the event that NHLE withholds its consent to a proposed Change of Control and a dispute arises as to whether such withholding of consent was permitted under this Paragraph B.15, THC may elect to have such dispute settled on an expedited basis by binding arbitration. In such an event, THC shall send written notice to NHLE of its desire to arbitrate, and NHLE and THC shall jointly select an arbitrator. If an arbitrator is not selected within ten (10) days after NHLE's receipt of such notice from THC, the American Arbitration Association in New York, New York shall select the arbitrator. The arbitrator shall have financial and marketing expertise in sports marketing and licensing. The arbitration shall take place in New York, New York. The arbitrator shall adopt the rules and procedures for commercial arbitration of the American Arbitration Association. The arbitrator shall endeavor to render a final decision within thirty (30) days of the selection of the arbitrator. The arbitrator shall award to the prevailing party its fees and expenses, including reasonable attorneys' fees. The arbitrator's judgment shall be final and binding on the parties. Judgment on the arbitrator's award may be entered in any court having jurisdiction. In the event that THC does not elect to have such dispute settled by binding arbitration, THC may proceed with any other legal remedies it may have.

     e. In the event that THC assigns, transfers or sublicenses its rights and obligations under this Agreement and the License to a subsidiary controlled by THC, which act does not qualify as a Change of Control in accordance with Paragraph B.15.b above, THC shall guarantee the performance by such subsidiary of the obligations under this Agreement and shall remain secondarily liable therefor.


16. EXPANSION/CONTRACTION.

     a.   If the NHL expands by adding additional teams, certain financial

Mr. Matthew H. O'Toole                 19                         March 28, 2003

          obligations of THC shall be increased for the remainder of the Term, commencing with the License Year in which the expansion takes effect, as set forth below:

          i. The annual Cash Royalty Guarantee and League Marketing Commitment shall be increased by an amount equal to * percent ( * %) of the pro rata amount of such obligation calculated on a per-team basis, multiplied by the number of additional teams. The annual Royalty Target will be increased by * for the corresponding License Year. For clarity, if the NHL were to expand by one team for the 2004-2005 License Year, then the Cash Royalty Guarantee for such License Year would be increased by an amount equal to
               * % of the quotient of such Cash Royalty Guarantee and the number of previously existing NHL teams, multiplied by the number of additional teams: $ * /30 x * x 1 = $ * . The increase in the League Marketing Commitment for the 2004-2005 License Year would be: $ * /30 x * x 1 = $ * . The increase in the Royalty Target for the 2004-2005 License Year would be: $ * ; and

          ii. The aggregate annual Team Marketing Commitment shall be increased by an amount equal to * percent (* %) of the pro rata amount of such obligation calculated on a per-team basis, multiplied by the number of additional teams. For clarity, if the NHL were to expand by two teams for the 2004-2005 License Year, then the aggregate annual Team Marketing Commitment for such License Year would be increased by an amount equal to * % of the quotient of the Team Marketing Commitment and the number of previously existing NHL teams, multiplied by the number of additional teams:
               $ * /30 x * x 2 = $ * .

     b. If the NHL contracts by terminating existing teams, the annual Cash Royalty Guarantee, Royalty Target, League Marketing Commitment and Team Marketing Commitments for the remainder of the Term shall be reduced, commencing with the License Year in which the contraction takes effect, by amounts consistent with the

Mr. Matthew H. O'Toole                 20                         March 28, 2003

          expansion increases provided in Paragraph B.16.a above.


17. WORK STOPPAGE.

     a. If by April 1, 2004, or by April 1 of any particular License Year (the License Year in which such April 1 occurs, the "PRE-WORK STOPPAGE LICENSE YEAR"), the NHL and the NHLPA have not entered into a Collective Bargaining Agreement or other arrangement (a "CBA") covering the following NHL season (the License Year corresponding to such following NHL season, the "WORK STOPPAGE LICENSE YEAR"), then:

          i. the Cash Royalty Guarantee and the Royalty Target for the Work Stoppage License Year shall each be reduced to * ;

          ii. THC shall pay to NHLE US on behalf of NHLE, or in accordance with NHLE's instructions, Earned Royalties for all Products for the Work Stoppage License Year on a monthly basis during such Work Stoppage License Year simultaneously with THC's submission of the monthly statements required under Section 4 of EXHIBIT B attached hereto; and

          iii. The Term shall be extended automatically for an additional License Year (an "ADDITIONAL LICENSE YEAR"), unless THC elects to forego the Additional License Year by delivery of written notice to NHLE prior to June 1 of the Pre-Work Stoppage License Year. The Additional License Year shall be subject to the same terms and conditions as those that apply to the immediately preceding License Year, except that:

               A. the Cash Royalty Guarantee for the Additional License Year shall be increased by * percent ( * %), and shall be paid to NHLE US and NHLE Canada in the same

Mr. Matthew H. O'Toole                 21                         March 28, 2003

                    proportion as for the immediately preceding License Year;
                    and

               B. the Royalty Target for the Additional License Year shall be the sum of the Cash Royalty Guarantee and $ * .

     b. Regardless of when (or whether) a CBA covering a particular NHL season is entered into, if any scheduled regular season NHL games are not played during such season as the result of a player strike, management lockout or comparable work stoppage league-wide (such games not played, the "MISSED GAMES," and the License Year corresponding to such season, the "WORK STOPPAGE LICENSE YEAR") and if such Missed Games amount to * percent ( * %) or more of the scheduled NHL regular season for the Work Stoppage License Year, then:

          i. the Cash Royalty Guarantee and the Royalty Target for the Work Stoppage License Year shall each be reduced to * ;

          ii. THC shall pay to NHLE US on behalf of NHLE, or in accordance with NHLE's instructions, Earned Royalties for all Products for the Work Stoppage License Year on a monthly basis during such Work Stoppage License Year simultaneously with THC's submission of the monthly statements required under Section 4 of EXHIBIT B attached hereto; and

          iii. The Term shall be extended automatically for an Additional License Year, unless THC elects to forego the Additional License Year by delivery of written notice to NHLE within sixty (60) days following the occurrence of Missed Games amounting to more than
               * percent ( * %) of the scheduled NHL regular season for the Work Stoppage License Year. The Additional License Year shall be subject to the same terms and conditions as those that apply to the immediately preceding License Year, except that:

Mr. Matthew H. O'Toole                 22                         March 28, 2003

               A. the Cash Royalty Guarantee for the Additional License Year shall be increased by * percent ( * %), and shall be paid to NHLE US and NHLE Canada in the same proportion as for the immediately preceding License Year; and

               B. the Royalty Target for the Additional License Year shall be the sum of Cash Royalty Guarantee for the Additional License Year and $ * .

          iv. if such Missed Games amount to * percent ( * %) or more of the scheduled NHL regular season for the Work Stoppage License Year, the League Marketing Commitment and the Team Marketing Commitment for the Work Stoppage License Year shall each be reduced pro rata, I.E., by an amount equal to such League Marketing Commitment or Team Marketing Commitment, as applicable, multiplied by a fraction, the numerator of which shall be the number of Missed Games, and the denominator of which shall be the total number of NHL regular season games originally scheduled for the Work Stoppage License Year. For clarity, neither the League Marketing Commitment, nor the Team Marketing Commitment nor the team marketing assets to be delivered as consideration therefor, shall be reduced if Missed Games amount to less than * percent
               (* %) of the scheduled NHL regular season for the Work Stoppage License Year. For purposes of illustration, if there occur 246 Missed Games during the 2004-2005 NHL season (and the total number of scheduled regular season games for such season is
               1230), then the aggregate Team Marketing Commitment for such License Year would be: $ * - ($ * x 246/1230) = $ *. The League Marketing Commitment for such License Year would be: $ * - ($ * x 246/1230) = $ * ; and

Mr. Matthew H. O'Toole                 23                         March 28, 2003

          v. if such Missed Games amount to more than * percent ( * %) of the scheduled NHL regular season for the Work Stoppage License Year, NHLE will prohibit the introduction of NHL team uniform changes for the following NHL season, unless NHLE and THC agree otherwise.

     c. For clarity, the provisions of Paragraphs B.17.a and B.17.b shall operate to reduce only those obligations of THC which are set forth therein and only for the License Year indicated therein, and shall not affect any other obligations of THC for such License Year or any obligations of THC for any other License Year.

     d. Notwithstanding the foregoing, if there occur in the Work Stoppage License Year Missed Games amounting to an extensive portion of the scheduled NHL regular season for the Work Stoppage License Year, THC and NHLE will discuss in good faith whether and to what extent the requirements for deliveries of Products to the NHL teams in accordance with EXHIBIT G attached hereto should be reduced for the License Year following the Work Stoppage License Year; PROVIDED, HOWEVER, that if the NHL teams do not hold training camp in the Work Stoppage License Year, and there occur Missed Games amounting to * percent ( * %) of the scheduled NHL regular season for the Work Stoppage License Year, and if THC has met its obligations to deliver Product to the NHL teams for the Work Stoppage License Year in accordance with EXHIBIT G, THC shall not be obligated to deliver such Products for the License Year following the Work Stoppage License Year.

18. JOFA PRODUCTS. NHLE hereby grants to THC certain rights to manufacture, sell and market Jofa hockey equipment using certain NHL trademarks and/or indicia, as set forth on EXHIBIT L attached hereto.

19. [Intentionally omitted.]

20. CONFIDENTIALITY. Due to the confidential nature of this transaction, no party will make any announcement or disclosure regarding this transaction

Mr. Matthew H. O'Toole                 24                         March 28, 2003

(including without limitation the details of the negotiations and the terms of the transaction and any details in connection with or associated with its implementation) without the prior written consent of the other, unless and except as required by applicable law. The foregoing restriction will not apply to any information that (i) was or since the time of disclosure has become part of the public domain through no act or failure by the recipient party, (ii) was already in the possession of any receiving party when initially disclosed, (iii) is or was received from a third party before or after the time of disclosure (so long as such information was not disclosed by such third party in violation of any confidentiality agreement of which the receiving party had knowledge), or
(iv) may be required to be disclosed by law or legal process. Notwithstanding the foregoing, the parties agree that NHLE may disclose the terms of this transaction to the NHL and to the NHL teams.

21. [Intentionally omitted.]

22. MISCELLANEOUS.

     a. To the extent that any conflict exists between the terms of this Agreement and the Standard Terms and Conditions, the terms of this Agreement shall govern.

     b. This Agreement shall be governed by the internal laws of the State of New York, and the United States District Court for the Southern District of New York and the state courts of New York in the county of Manhattan shall have exclusive jurisdiction over any issues arising out of or relating to this Agreement.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Mr. Matthew H. O'Toole                 25                         March 28, 2003

If the foregoing accurately sets forth our agreement and understanding, please so indicate by signing and dating, and returning to us a copy of this Agreement prior to 5:00 P.M. on March 31, 2003, at which time if not fully executed this Agreement shall expire and be of no effect.


                                  Sincerely yours,


NHL ENTERPRISES, L.P.                                           NHL ENTERPRISES B.V.

By:  NHL Enterprises, Inc., its general partner                 By:  NHL Enterprises, Inc., its Managing Director

By:    /s/  Brian P. Jennings                                   By:     /s/ Brian P. Jennings
     ------------------------------------                            ------------------------------------
     Name:  Brian P. Jennings                                        Name:  Brian P. Jennings
     Title: Group Vice President,                                    Title: Group Vice President,
            Consumer Products Marketing                                     Consumer Products Marketing


NHL ENTERPRISES CANADA, L.P.

By: National Hockey League Enterprises
    Canada, Inc., its general partner

By:    /s/  Brian P. Jennings
     ------------------------------------
     Name:  Brian P. Jennings
     Title: Group Vice President,
            Consumer Products Marketing


AGREED AND ACCEPTED
this 28th day of March, 2003:


SPORT MASKA INC.                                                MASKA U.S., INC.

By:    /s/  Matthew H. O'Toole                                  By:    /s/  Matthew H. O'Toole
     ------------------------------------                            ------------------------------------
     Name:  Matthew H. O'Toole                                       Name:  Matthew H. O'Toole
     Title: President and                                            Title: President and
            Chief Executive Officer                                         Chief Executive Officer


Mr. Matthew H. O'Toole                 26                         March 28, 2003


JOFA AB                                                         KHF FINLAND OY

By:    /s/  Matthew H. O'Toole                                  By:    /s/  Matthew H. O'Toole
     ------------------------------------                            ------------------------------------
     Name:  Matthew H. O'Toole                                       Name:  Matthew H. O'Toole
     Title: Authorized Signatory                                     Title: Authorized Signatory



THE HOCKEY COMPANY                                              THE HOCKEY COMPANY HOLDINGS, INC.

By:    /s/  Matthew H. O'Toole                                  By:    /s/  Matthew H. O'Toole
     ------------------------------------                            ------------------------------------
     Name:  Matthew H. O'Toole                                       Name:  Matthew H. O'Toole
     Title: President and                                            Title: President and
            Chief Executive Officer                                         Chief Executive Officer